Mail Stop 4561
      August 25, 2005

Terence D. McNally
Chief Financial Officer
CRT Properties, Inc.
225 NE Mizner Blvd., Suite 200
Boca Raton, FL 33432

	Re:	CRT Properties, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
		Form 10-Q for Fiscal Quarter Ended March 31, 2005
		File No. 1-09997

Dear Mr. McNally:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




								Sincerely,


								Linda Van Doorn
Senior Assistant Chief Accountant